Exhibit 5.1

August 24, 2021

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Re:	The Charles Schwab Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The Charles Schwab Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), $400,000,000 in aggregate principal amount of the Company’s 3.750% Senior Notes due 2024, $500,000,000 in aggregate principal amount of the Company’s 3.625% Senior Notes due 2025, $800,000,000 in aggregate principal amount of the Company’s 3.300% Senior Notes due 2027 and $500,000,000 in aggregate principal amount of the Company’s 2.750% Senior Notes due 2029 (collectively, the “CSC Notes”) issued under an Indenture, dated as of June 5, 2009 (the “Base Indenture”), as supplemented by the Nineteenth Supplemental Indenture thereto (the “Nineteenth Supplemental Indenture” and, together with the Base Indenture, the “Senior Debt Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A.

The CSC Notes will be issued in exchange for the outstanding $400,000,000 in aggregate principal amount of 3.750% Senior Notes due 2024, $500,000,000 in aggregate principal amount of 3.625% Senior Notes due 2025, $800,000,000 in aggregate principal amount of 3.300% Senior Notes due 2027 and $500,000,000 in aggregate principal amount of 2.750% Senior Notes due 2029 issued by TD Ameritrade Holding Corporation, a Delaware corporation (collectively, the “Old Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

(i).	the Senior Debt Indenture;

(ii).	the Registration Statement;

(iii).	resolutions of the Board of Directors of the Company adopted on October 22, 2020; and

(iv).	copies of other certificates and documents delivered by the Company and the Representatives in connection with the offering of the CSC Notes.

The Charles Schwab Corporation

August 24, 2021

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such further records of the Company and such further agreements, certificates of public officials, certificates of officers or representatives of the Company, and other documents, certificates and records, and made such investigations of law, as we have deemed necessary or appropriate for purposes of the opinions set forth herein.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

(a) We have assumed that at or prior to the time of the issuance of the CSC Notes, the Registration Statement, including any amendments thereto, will be effective under the Securities Act, the Senior Debt Indenture will have been duly qualified under the Trust Indenture Act of 1939, the Company’s Board of Directors shall not have rescinded or otherwise modified its authorization of such issuance.

(b) In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the Documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such Documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

(c) The opinions set forth herein are limited to the law of the State of California, and we do not express any opinion herein concerning any other law (including, without limitation any law of any jurisdiction other than the State of California wherein any party to any of the Documents may be located or wherein enforcement of any of the Documents may be sought). The opinion set forth herein is based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

(d) We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

(e) Our opinion is subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforcement of agreements generally (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate the maturity of a debt upon the occurrence of a default deemed

The Charles Schwab Corporation

August 24, 2021

immaterial by such court or might decline to order that a covenant be performed. Such principles applied by a court might include, among other things, a requirement that creditors act with reasonableness and good faith. Such a requirement might be applied, among other situations, to the provisions of any Document requiring the payment of an indemnity or compensation to any party thereto or purporting to authorize conclusive determinations by any party thereto.

(f) Our opinion is subject to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation and other similar laws and judicial decisions affecting the rights of creditors generally. In addition, the availability of specific performance, injunctive relief, the appointment of a receiver and other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefore may be brought.

(g) We express no opinion as to the enforceability of the provisions of the Documents relating to any waiver or extension of, or agreement not to assert, any defense based on an applicable statute of limitations.

Based upon the foregoing, we are of the opinion that, when the CSC Notes have been duly executed, issued and authenticated in accordance with the terms of the Senior Debt Indenture and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the CSC Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the CSC Notes.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP